Exhibit 99.1

RYERSON INC. REPORTS FOURTH QUARTER 2009 RESULTS

Chicago, IL — March 11, 2010 — Ryerson Inc. today reported revenue of $741.1 million and a net loss attributable to Ryerson Inc. of $47.2 million for the fourth quarter of 2009. The fourth quarter of 2009 included an impairment charge on fixed assets of $13.2 million and a gain of $0.7 million related to the curtailment of other postretirement benefits.

Adjusted EBITDA was $(12.5) million and Adjusted EBITDA, excluding LIFO expense was $17.5 million during the fourth quarter of 2009. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and a reconciliation of net income to EBITDA and to Adjusted EBITDA is provided on the attached Schedule 1.

Ryerson Inc. will be scheduling a conference call to discuss our financial results after we file our annual report on Form 10-K with the SEC. We expect to file Form 10-K by its due date, on or before March 31, 2010.

About Ryerson Inc.

Ryerson Inc. is a leading North American processor and distributor of metals, with operations in the United States and Canada, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars in Millions, except Per Ton Data)

			Third	Year Ended
	Fourth Quarter		Quarter	December 31,
	2009	2008	2009	2009	2008

NET SALES	$741.1	$1,072.9	$777.2	$3,066.1	$5,309.8

Cost of materials sold	648.5	901.1	625.4	2,610.6	4,597.7

Gross profit	92.6	171.8	151.8	455.5	712.1

Warehousing, delivery, selling, general and administrative	127.4	136.7	114.2	483.9	586.1
Impairment charge on fixed assets	13.2	—	6.1	19.3	—
Gain on the sale of assets	—	—	—	(3.3)	—
Other postretirement benefits curtailment gain	(0.7)	—	—	(2.0)	—

OPERATING PROFIT (LOSS)	(47.3)	35.1	31.5	(42.4)	126.0

Other income and (expense), net	(1.6)	16.3	(6.8)	(10.2)	21.4
Interest and other expense on debt	(18.5)	(27.2)	(18.0)	(72.9)	(109.9)

INCOME (LOSS) BEFORE INCOME TAXES	(67.4)	24.2	6.7	(125.5)	37.5

Provision (benefit) for income taxes	(19.1)	7.3	14.0	66.9	11.7

NET INCOME (LOSS)	(48.3)	16.9	(7.3)	(192.4)	25.8

Less: Net income (loss) attributable to noncontrolling interest	(1.1)	(1.6)	0.5	(3.1)	(1.6)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON INC.	$(47.2)	$18.5	$(7.8)	$(189.3)	$27.4

Supplemental Data:

Tons shipped (000)	446	506	497	1,881	2,505
Shipping days	61	61	64	251	253

Average selling price/ton	$1,661	$2,120	$1,565	$1,630	$2,120

Gross profit/ton	$208	$339	$306	$242	$284
Operating profit/ton	(106)	69	64	(23)	50

Depreciation and amortization expense	$10.7	$10.8	$8.7	$37.1	$37.7

Cash flow from operating activities	$(17.8)	$285.9	$(51.6)	$284.7	$279.3
Capital expenditures	(6.0)	(9.8)	(3.8)	(22.8)	(30.1)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Inc. to Adjusted EBITDA

(Dollars in millions)

	Fourth	Year Ended
	Quarter	December 31,
	2009	2009	2008

Net income (loss) attributable to Ryerson Inc.	$(47.2)	$(189.3)	$27.4
Interest and other expense on debt	18.5	72.9	109.9
Provision (benefit) for income taxes	(19.1)	66.9	11.7
Depreciation and amortization expense	10.7	37.1	37.7

EBITDA	$(37.1)	$(12.4)	$186.7
Gain on sale of assets	—	(3.3)	—
Reorganization	8.5	19.9	15.3
Advisory services fee	1.3	5.0	5.0
Foreign currency transaction (gains) losses	1.8	14.8	(1.0)
Debt retirement gains	—	(2.7)	(18.2)
Impairment charge on fixed assets	13.2	19.3	—
Other adjustments	(0.2)	(1.9)	(2.2)

Adjusted EBITDA	$(12.5)	$38.7	$185.6

Adjusted EBITDA	$(12.5)	$38.7	$185.6
LIFO expense (income)	30.0	(174.2)	91.5

Adjusted EBITDA, excluding LIFO expense (income)	$17.5	$(135.5)	$277.1

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).